Exhibit 10.32
FIFTH AMENDMENT TO LEASE

1.	PARTIES

1.1
THIS FIFTH AMENDMENT TO LEASE (this “5th Amendment”) made the 8th day of August, 2019 is between CAPSTONE TICE BLVD LLC ("Landlord") whose address is c/o Capstone Realty Group, LLC, 411 Hackensack Avenue, 8th Floor, Suite 800, Hackensack, New Jersey 07601 and EAGLE PHARMACEUTICALS, INC. ("Tenant"), whose address is 50 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

2.	STATEMENT OF FACTS

2.1
Landlord’s predecessor in interest, Mack-Cali Chestnut Ridge L.L.C. and Tenant previously entered into a Lease Agreement dated May 28, 2013 (the "Initial Lease"), as amended by a First Amendment to Lease dated July 1, 2013, a Second Amendment to Lease dated March 16, 2015, a Third Amendment to Lease dated May 5, 2015 and a Fourth Amendment to Lease Commencement Date Agreement dated February 10, 2016 (hereinafter collectively referred to as the "Lease") covering 20,497 gross rentable square feet on the third (3rd) floor (“Existing Premises”) consisting of (i) 9,906 gross rentable square feet on the third (3rd) floor (“Initial Premises”), (ii) 5,267 gross rentable square feet on the third (3rd) floor (“1st Expansion Premises”) as set forth in the Second Amendment to Lease, and (iii) 5,324 gross rentable square feet on the third (3rd) floor (“2nd Expansion Premises”) as set forth in the Third Amendment to Lease, all in the building located at 50 Tice Boulevard, Woodcliff Lake, New Jersey (“Building”); and

2.2    The Term of the Lease expires on June 30, 2020; and

2.3
Tenant desires to expand the Existing Premises by leasing 6,596 gross rentable square feet on the third (3rd) floor of the Building ("3rd Expansion Premises"), as shown on Exhibit A attached hereto and made a part hereof, being suites 360 and 363; and

2.4	The parties desire to extend the Term of the Lease as to the Existing Premises for a period to commence on July 1, 2020; and

2.5	The parties desire to amend certain terms of the Lease as set forth below.

3.	AGREEMENT

NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, Landlord and Tenant agree as follows:

3.1	The above recitals are incorporated herein by reference.

3.2	All capitalized and non-capitalized terms used in this 5th Amendment which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

3.3	The Term applicable to the 3rd Expansion Premises shall commence on the Effective Date (as defined below) and shall terminate at 11:59 p.m. on June 30, 2025 (“Expiration Date”).

3.4
The effective date applicable to the 3rd Expansion Premises (the “Effective Date”) shall be the earlier of: (i) the day Landlord substantially completes The Work (defined in Section 3 of Exhibit B hereof) pursuant to Exhibit B, attached hereto and made part hereof, but subject to The Work passing inspection to allow for occupancy of the 3rd Expansion Premises by Tenant (such date, the “Completion Date”) provided that if full occupancy is legally permitted prior to the issuance of a temporary or final certificate of occupancy the same may be issued subsequent to the Completion Date provided Landlord pursues issuance of the same in a commercially reasonable manner, or (ii) the date Tenant or anyone claiming under or through Tenant shall occupy the 3rd Expansion Premises (provided that it is understood that Tenant’s entry into the 3rd Expansion Premises under Sections 13.a.-b. of Exhibit B shall not constitute occupancy of the 3rd Expansion Premises by Tenant).

Landlord estimates that the Completion Date shall be on or about one hundred fifty (150) days from the later of: (a) the issuance of permits by applicable governmental entities for The Work, to the extent so required (“Issuance of Permits”)’ and (b) Tenant’s approval of final plans and Tenant’s completion of final selections for The Work, subject to: (i) Force Majeure; (ii) delays attributable solely to Tenant, including changes to The Work or plans requested by Tenant and/or interference by Tenant and/or Tenant’s employees, agents, contractors or invitees with The Work; (iii) delays attributable to waiting for governmental inspections and approvals or other municipal delays; and (iv) Punch List items as set forth in Exhibit B. Landlord agrees to use commercially reasonable efforts to cause The Work to be substantially completed within one hundred fifty (150) days from the Issuance of Permits, subject to the foregoing.

Notwithstanding the foregoing sentence, in the event that Landlord’s Work is not substantially completed within one hundred fifty (150) days from the Issuance of Permits, subject to the conditions in the previous paragraph, Landlord shall not be in default of the Lease or this 5th Amendment and the Lease, there shall be no penalties in connection therewith and this Fifth Amendment shall remain in full force and effect.

Landlord, however, shall exercise reasonable commercial efforts to advise Tenant, either in writing or orally, of Landlord’s good faith estimate of the Completion Date at least ten (10) days before such estimated Completion Date. Landlord’s failure to comply with the immediately preceding sentence shall neither be a breach, default or violation of the Lease by Landlord nor postpone, delay or defer the Effective Date, it being understood that Landlord’s willingness to provide such estimate to Tenant is merely a courtesy and Tenant shall have no recourse against Landlord if the estimate is not furnished or if the estimate is inaccurate.

3.5	From and after the Effective Date, the following shall be effective:

a.
Landlord shall lease to Tenant and Tenant shall hire from Landlord the 3rd Expansion Premises, subject to the next sentence, in its “AS-IS” condition, as shown on Exhibit A attached hereto and made part hereof. Landlord shall have no obligation to perform any tenant improvement work or grant any tenant allowance, except as set forth in Exhibit B hereof.

b.
The Premises shall be defined as 27,093 gross rentable square feet on the third (3rd) floor of the Building and Paragraph 5 of the Basic Lease Provisions to the Lease shall be deemed amended accordingly.

c.
Tenant shall pay to Landlord an additional Security Deposit applicable to the 3rd Expansion Premises in the amount of $31,331.00, which shall be due and payable upon Tenant’s execution and delivery of this Fifth Amendment. Landlord acknowledges that it is presently holding a Security Deposit in the amount of $93,542.08.

d.
In addition to the Fixed Basic Rent payable applicable to the Existing Premises, Tenant shall pay Landlord Fixed Basic Rent applicable to the 3rd Expansion Premises which shall accrue as follows and Paragraph 7 of the Basic Lease Provisions to the Lease shall be deemed amended accordingly:

Term	Annual Rate	Monthly Installments	Annual Rate Per Rentable Sq. Ft.
Effective Date - 6/30/21	$187,986.00	$15,665.50	$28.50
7/1/21-6/30/22	$191,284.00	$15,940.33	$29.00
7/1/22-6/30/23	$194,582.00	$16,215.17	$29.50
7/1/23-6/30/24	$197,880.00	$16,490.00	$30.00
7/1/24-6/30/25	$201,178.00	$16,764.83	$30.50

If the Effective Date is a day other than the first day of a calendar month, then the first Monthly Installment of Fixed Basic Rent payable by Tenant for the calendar month in which occurs the Effective Date shall be prorated.

e.	Tenant’s Percentage applicable to the 3rd Expansion Premises shall be 2.81% (6,596/235,000=2.81%).

f.
Tenant shall pay Landlord, as Additional Rent, Tenant’s Percentage applicable to the 3rd Expansion Premises of the increased cost to Landlord for each of the categories set forth in Exhibit G of the Initial Lease (Tax and Operating Cost Rider) over the Base Period Costs, as modified by Section 3.5g. hereof.

g.
The Calendar Year for the Base Period Costs applicable to the 3rd Expansion Premises shall be the calendar year 2020 and Paragraph 3 of the Basic Lease Provisions to the Lease shall be deemed amended accordingly.

h.	Tenant shall pay Landlord the cost of electricity consumed within the 3rd Expansion Premises in accordance with Exhibit H of the Initial Lease (Electricity Rider).

i.
The number of parking spaces as set forth in Paragraph 10 of the Basic Lease Provisions to the Lease shall be increased by twenty-six (26) unassigned parking spaces. Landlord and Tenant acknowledge and agree that Tenant is currently entitled to use a total of eight (8) covered parking spaces in the Building’s garage pursuant to the Lease and separate agreements (spaces in the Building’s garage are referred to as the “Covered Parking Spaces”). Tenant’s existing rights to the Covered Parking Spaces are hereby consolidated into the Lease, the number of Tenant’s Covered Parking Spaces as set forth in Paragraph 10 of the Basic Lease Provisions to the Lease is hereby amended to be eight (8), and all other agreements between Landlord and Tenant for use of Covered Parking Spaces are hereby terminated. In consideration for such Covered Parking Spaces, Tenant shall pay Landlord, as Additional Rent, $150.00 per space per month. Such Additional Rent shall be paid together with and in the same manner as the Fixed Basic Rent.

3.6
The Term applicable to the Existing Premises shall be extended for a period (“Extension Term”) commencing on July 1, 2020 and expiring at 11:59 p.m. on the Expiration Date, and Paragraph 6 of the Basic Lease Provisions and Paragraph 11 of the Definitions to the Initial Lease shall be deemed amended accordingly.

3.7
Landlord shall have no obligation to perform any tenant improvement work in the Existing Premises or grant any tenant allowance with respect to the Existing Premises in connection with the Extension Term and Tenant hereby hires from Landlord the Existing Premises in its “AS-IS” condition for the Extension Term under the terms and conditions set forth herein.

3.8    Commencing on July 1, 2020, the following shall be effective:

a.	The Fixed Basic Rent applicable to the Existing Premises shall be as follows and Paragraph 7 of the Basic Lease Provisions to the Initial Lease shall be deemed amended accordingly:

Term	Annual Rate	Monthly Installments	Annual Rate Per Rentable Sq. Ft.
7/1/20-6/30/21	$584,164.50	$48,680.38	$28.50
7/1/21-6/30/22	$594,413.00	$49,534.42	$29.00
7/1/22-6/30/23	$604,661.50	$50,388.46	$29.50
7/1/23-6/30/24	$614,910.00	$51,242.50	$30.00
7/1/24-6/30/25	$625,158.50	$52,096.54	$30.50

b.
Tenant shall continue to pay Landlord, as Additional Rent, Tenant’s Percentage applicable to the Existing Premises of the increased cost to Landlord for each of the categories set forth in Exhibit G of the Initial Lease (Tax and Operating Cost Rider) over the Base Period Costs, as modified by Section 3.8d. hereof.

c.	Tenant shall continue to pay Landlord the cost of electricity consumed within the Existing Premises in accordance with Exhibit H of the Initial Lease (Electricity Rider).

d.
The Calendar Year applicable to the Existing Premises shall be the calendar year 2020 and Paragraph 3 of the Basic Lease Provisions to the Initial Lease shall be deemed amended accordingly. Prior to July 1, 2020, the Calendar Year shall continue to be the calendar year 2015.

3.9	As of the date hereof, Section 3.11 of the Initial Lease, as amended by Section 3.9 of the Second Amendment to Lease (together, the “Amended Section 3.11”), shall be deemed deleted in its entirety.

Notwithstanding the foregoing, subject to the provisions of this Section 3.9, Tenant shall have the option to lease from Landlord solely the following space on the third (3rd) floor (each such space defined individually as "Additional Space") at the expiration of the existing space lease for such Additional Space, subject to Landlord’s right to renew and/or extend each such lease and/or to enter into direct leases with existing subtenants and subject to the rights of any existing tenant with respect to each such Additional Space: (a) Unit 317 leased by Par-Four Investment Management, LLC covering approximately 4,297 gross rentable square feet; and (b) Unit 317B leased by Sapphire Marketing L.L.C. covering approximately 2,410 rentable square feet.

If the Term of this Lease shall be in full force and effect on the expiration or termination date of the existing space lease for such Additional Space and the date upon which Tenant shall exercise the option hereinafter referred to, then, subject to Landlord’s right to renew and/or extend such lease and/or enter into a direct lease with existing subtenants and subject to the rights of any existing tenant with respect to each such Additional Space, Tenant shall have the option to lease all, but not less than all of such Additional Space then being offered to Tenant on an “as-is” basis, provided Tenant gives Landlord written notice of such election to lease such additional space within ten (10) days after Tenant shall receive Landlord's notice that such Additional Space is available for leasing to Tenant (“Landlord’s Availability Notice”).

Landlord and Tenant shall use their best efforts, during the ten (10) day period after Tenant receives Landlord's Availability Notice to agree upon the Fixed Basic Rent to be paid by Tenant for said Additional Space. If Landlord and Tenant shall agree upon the Fixed Basic Rent during such ten (10) day period, the parties shall promptly execute an amendment to this Lease stating the Fixed Basic Rent for the Additional Space, confirming Tenant's election to lease said Additional Space and the incorporation of said Additional Space into the Premises.

If the parties are unable to agree on the Fixed Basic Rent for said Additional Space within ten (10) days after Tenant receives Landlord's Availability Notice and Tenant thereby fails or refuses to exercise this option within such ten (10) day time period (time being of the essence), then Tenant will be deemed to have declined the right to lease the subject Additional Space and in such event Tenant shall have no further rights under this Section 3.9 with respect to the Additional Space which was the subject of Landlord’s Availability Notice.

If Tenant shall elect to lease said Additional Space: (w) said Additional Space shall be deemed incorporated within and part of the Premises on the date that Landlord shall notify Tenant that such Additional Space is ready for occupancy by Tenant and shall expire on the Expiration Date of the Lease, (x) the Fixed Basic Rent payable under the Lease shall be increased by the agreed amount for said Additional Space as determined in the manner set forth above, (y) Tenant’s Percentage shall be proportionately increased, and (z) all other terms and provisions set forth in this Lease shall apply, except that Landlord not be required to perform any work with respect to said Additional Space or provide any tenant improvement allowance.

The option granted to Tenant under this Section 3.9 may be exercised only by Tenant, its permitted successors and assigns, and not by any subtenant or any successor to the interest of Tenant by reason of any action under the Bankruptcy Code, or by any public officer, custodian, receiver, United States Trustee, trustee or liquidator of Tenant or substantially all of Tenant's property.
Notwithstanding the foregoing, Tenant shall have no right to exercise the option granted to Tenant hereunder if, at the time Landlord gives Tenant notice of such availability of Additional Space: (i) Tenant shall not be in occupancy of substantially all of the Premises; or (ii) the Premises or any part thereof shall be the subject of a sublease, except pursuant to a “Permitted Transfer” as defined and set forth under Section 3.11B of this 5th Amendment.

If Tenant shall have elected to exercise its option hereunder, such election shall be (at Landlord’s option) deemed withdrawn if, at any time after the giving of notice of such election and prior to the occupancy of the Additional Space, Tenant shall sublease all or any part of the Premises or assign Tenant’s interest in this Lease, except pursuant to a “Permitted Transfer” as defined and set forth under Section 3.11B of this 5th Amendment. Tenant shall have no right to exercise any of such options (and Landlord shall not be required to give Tenant the Landlord’s Availability Notice) subsequent to the date Landlord shall have the right to deliver a notice of termination under the Lease or if Tenant has delivered the “Termination Notice” as defined and set forth under Section 3.10 of this 5th Amendment.

3.10	TERMINATION OPTION:

Notwithstanding anything to the contrary contained herein, Tenant shall have the option to terminate the Lease (“Termination Option”) in accordance with the following terms and conditions:

a.    If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice (“Termination Notice”) of Tenant’s exercise of this Termination Option, which shall be delivered by certified mail which Termination Notice must be received by Landlord no later than the date that is two hundred and seventy (270) days prior to the Termination Date (as defined below) elected by Tenant in such Termination Notice, and which Termination Notice may be delivered to Landlord no earlier than July 1, 2023. TIME IS OF THE ESSENCE with respect to Landlord’s receipt of the Termination Notice and all other deadlines in this Article.

b.    If Tenant gives the Termination Notice and complies with all the provisions in this Article, the Lease shall terminate at 11:59 p.m. on the date specified by Tenant in the Termination Notice (the “Termination Date”), but in no event shall the Termination Date be earlier than March 31, 2024 regardless of the date that the Termination Notice is delivered.

c.    Tenant’s obligations to pay Fixed Basic Rent, Additional Rent, and any other costs or charges under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of this Lease.

d.    Notwithstanding the foregoing, if at any time during the period on or after the date on which Tenant shall exercise its Termination Option, up to and including the Termination Date, Tenant shall be in default of this Lease, beyond any applicable notice and cure periods, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant’s exercise of the Termination Option and this Lease shall continue in full force and effect for the full Term hereof unaffected by Tenant’s exercise of the Termination Option.

e.    In the event Tenant exercises the Termination Option, Tenant covenants and agrees to surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, in good order and condition, and, in accordance with the provisions of this Lease, and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by or through Tenant.

f.    If Tenant shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover Tenant from and after the Termination Date, and in such event all covenants and terms of Article 19 of the Lease shall apply, except that the 150% figure in Article 19 of the Lease shall be increased to 200%. Tenant shall also be liable to Landlord for all costs and expenses incurred by Landlord in securing possession of the Premises. Landlord may accept any such sums from Tenant without prejudice to Landlord’s right to evict Tenant from the Premises by any lawful means.

g.    Subject to Landlord’s right to cancel and declare null and void Tenant’s exercise of the Termination Option pursuant to Section 3.10 d. above, if Tenant properly and timely exercises the Termination Option, the Lease shall cease and expire on the Termination Date with the same force and effect as if said Termination Date were the date originally provided in this Lease, as modified by this 5th Amendment, as the Expiration Date of the Term hereof.

h.    If the Tenant under the Lease assigns its interest in the Lease: then, from and after the date of such assignment, the Termination Option shall be deemed null and void, and neither Tenant nor the assignee shall have the right to exercise such Termination Option, provided, however, that Landlord and Tenant agree that an event that is deemed to be a Permitted Transfer pursuant to Section 6(c) of the Original Lease (as amended as provided in Section 3.11B below), shall not result in the loss of the Termination Option, which Termination Option shall continue in full force and effect and may be exercised at any time following any such occurrence.

3.11
As of the date hereof: (i) Article 31 of the Original Lease (defined in Section 2.1 of the Initial Lease dated May 28, 2013), titled “Option to Renew”, which was reinstated by the Second Amendment to Lease, shall be amended so that all references to the Expiration Date in said Article 31 shall mean June 30, 2025 and all references to the Renewal Term in said Article 31 shall mean the five (5) year period beginning on July 1, 2025 and ending on June 30, 2030.

3.11A	Landlord confirms that Landlord’s right to terminate the Lease or recapture any space set forth in Section 6(a) of the Original Lease does not apply to Permitted Transfers.

3.11B	The first sentence of the second paragraph of Section 6(c) of the Original Lease is hereby deleted and replaced with the following:

Notwithstanding anything contained in this Lease to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises to (i) any corporation or other Entity directly or indirectly controlling or controlled by Tenant or under common control with Tenant, or (ii) any successor by merger, consolidation, corporate reorganization or acquisition of all or substantially all of the assets of Tenant (any transaction referred to in clauses (i) or (ii) hereof will be a "Permitted Transfer") provided that the net worth of any transferee of a Permitted Transfer will not be less than $100,000,000 immediately preceding the Permitted Transfer. Any other assignment or subleasing of Tenant’s interest under this Lease will be subject to Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed.

3.11C
Landlord shall secure for Tenant a subordination, non-disturbance and attornment agreement recognizing Tenant’s rights under the Lease (a “SNDA”) from the holder of any mortgage, deed of trust or lease encumbering the Building or the property on which it is located as of the date of this 5th Amendment (which parties Landlord represents and warrants to be BVFL I FI LLC), in the form attached hereto as Exhibit D, provided that Tenant shall execute and deliver to Landlord concurrently with Tenant’s execution and delivery of this 5th Amendment such SNDA. Landlord shall also secure for Tenant a SNDA from all future holders of any mortgage, deed of trust, or lease encumbering the Building or the property on which it is located at the time the same comes into existence on such holder’s standard form subject to Tenant’s reasonable review and comment. From and after the date of this 5th Amendment, the effectiveness of the provisions of Section 12 of the Original Lease as to any mortgage, deed of trust, or lease are subject to Landlord’s compliance with the preceding requirements to deliver an SNDA for the same.

3.12	NOTICE ADDRESSES for the Landlord shall mean the following and Paragraph 9 of the Basic Lease Provisions to the Lease shall be deemed amended accordingly:

                                                If to Landlord:
c/o Capstone Realty Group, LLC
411 Hackensack Avenue, 8th Floor, Suite 800
Hackensack, New Jersey 07601
                                                Attention: Brad Gillman – Manager

3.13	No later than thirty (30) days after the determination of the Effective Date, the parties shall memorialize the Effective Date in writing.

3.14
Landlord and Tenant represent and warrant to the other that it has dealt with no broker in connection with this transaction, except for Savills Studley, Inc., and Landlord and Tenant agree to indemnify and hold the other harmless from any and all claims of any other broker arising out of or in connection with negotiations of, or entering into of, this 5th Amendment based upon any dealings that the other broker had with the indemnifying party. Landlord shall pay the commission owed to Savills Studley, Inc. pursuant to a separate written agreement between Landlord and Savills Studley, Inc.

3.15
Tenant agrees not to disclose the terms, covenants, conditions or other facts with respect to the Lease, including the Fixed Basic Rent and Additional Rent, to any person, corporation, partnership, association, newspaper, periodical or other entity, except: (i) to Tenant’s accountants, advisors, or attorneys, (ii) to actual or potential investors, purchasers, acquirers, providers of financing, acquisition targets, or business counterparties of Tenant, and each of their accountants, advisors, or attorneys, or (iii) as required by law. Tenant agrees that said accountants, advisors, or attorneys (except to the extent necessary to handle any litigation concerning the Lease) shall be required to keep the terms of the Lease confidential. This non-disclosure and confidentiality agreement will be binding upon Tenant without limitation as to time, and a breach of this paragraph will constitute a material breach by Tenant under this 5th Amendment and the Lease. In addition, Tenant’s employees, contractors, etc. shall keep all of the terms and conditions of the Lease, including any billing statements and/or any backup supporting those statements, confidential, subject to the same exceptions set forth in the first sentence of this Section 3.15.

3.16
Tenant, to the best of its knowledge, information and belief, as of the date hereof, hereby represents to Landlord that (i) there exists no default under the Lease either by Landlord or Tenant; (ii) Tenant is entitled to no credit, free rent or other offset or abatement of the rents due under the Lease; and (iii) there exists no offset, defense or counterclaim to Tenant’s obligations under the Lease. Landlord, to the best of its knowledge, information and belief, as of the date hereof, hereby represents to Tenant that there exists no default under the Lease either by Landlord or Tenant.

3.17
Section 3.10 of the Initial Lease, Section 29 of the Original Lease, and Section 3.16 of the Second Amendment to Lease, which give the Landlord the right, subject to certain conditions, to relocate the Premises, are hereby deleted.

3.18
Except as expressly amended herein, the Lease shall remain in full force and effect as if the same had been set forth in full herein, and Landlord and Tenant hereby ratify and confirm all of the terms and conditions thereof.

3.19	This 5th Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

3.20
Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this 5th Amendment or make any claim that the Lease or this 5th Amendment is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

This 5th Amendment may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this 5th Amendment, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single agreement. Tenant expressly agrees that if the signature of Landlord and/or Tenant on this 5th Amendment is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex or telecopy), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

[Signature page(s) follows.]

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this 5th Amendment.

LANDLORD:                            TENANT:

CAPSTONE TICE BLVD LLC                EAGLE PHARMACEUTICALS, INC.

By:    AFG Capstone Tice Blvd LLC - Manager
By:    Capstone Realty Holdings LLC - Manager

By:    __/s/ Brad Gillman_____________            By:    __/s/_Pete A. Meyers___________
Name: Pete A. Meyers
Title: Chief Financial Officer

and

By:    _/s/ Brian Cahill ______________
Name: Brian Cahill
Title: Vice President, Finance

5093883-11